Exhibit 3.1

State of North Carolina

Department of the Secretary of State

ARTICLES OF AMENDMENT

OF

BNC BANCORP

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: BNC BANCORP

2.	The text of each amendment adopted is as follows (State below or attach):

The attached designation of the preferences, limitations, and relative rights of the Company’s Mandatorily Convertible Non-Voting Preferred Stock, Series B, was duly adopted and approved by the Company’s Board of Directors as provided in N.C. Gen. Stat. Section 55-6-02(b). Shareholder approval is not required under Section 55-6-02(b).

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

Not applicable.

4.	The date of adoption of each amendment was as follows: May 18, 2010

5.	The amendment was duly adopted and approved by the Board of Directors of the corporation, as provided for pursuant to §55-10-02 of the General Statutes of North Carolina.

6.	These articles will be effective upon filing.

This the 14th day of June, 2010.

BNC Bancorp
Name of Corporation

/s/ W. Swope Montgomery, Jr.
Signature

W. Swope Montgomery, Jr.
President and Chief Executive Officer

ARTICLES OF AMENDMENT

TO DESIGNATE THE TERMS OF

MANDATORILY CONVERTIBLE

NON-VOTING PREFERRED STOCK, SERIES B

OF

BNC BANCORP

Section 1. Designation and Rank. (a) There is hereby created out of the authorized and unissued shares of preferred stock (the “Preferred Stock”) of BNC Bancorp (the “Corporation”) a series of preferred stock designated as the “Mandatorily Convertible Non-Voting Preferred Stock, Series B” (the “Series B Preferred Stock”). The maximum number of shares of the Series B Preferred Stock shall be 1,804,566. The Series B Preferred Stock shall rank pari passu with the common stock of the Corporation (the “Common Stock”), as set forth herein, and junior to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and any other series of Preferred Stock that is issued by the Corporation from time to time unless so designated in such series of Preferred Stock as to rights upon liquidation, winding-up or dissolution of the Corporation. Except as otherwise provided herein, the Series B Preferred Stock shall in all other respects carry the same rights and privileges as the Common Stock.

(b) Converted Stock Amount. For the purposes of these Articles of Amendment, “Converted Stock Amount” shall mean one share of Common Stock for each share of Series B Preferred Stock, adjusted as provided for herein. If the Corporation subdivides or splits its outstanding Common Stock, including by way of a dividend or distribution of Common Stock, or combines its outstanding Common Stock into a smaller number of shares, the Converted Stock Amount shall be adjusted as if such subdivision, split or combination applied to the shares of Common Stock represented by the Converted Stock Amount.

Section 2. Dividends; Priority.

(a) Payment of Dividends; Certain Adjustments. The holders of Series B Preferred Stock shall be entitled to receive, when, as, and if declared by the Corporation’s Board of Directors (the “Board of Directors”), out of funds legally available therefor, dividends or distributions of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of shares of Common Stock equal to the Converted Stock Amount such that holders of the Common Stock shall not receive a dividend or distribution unless an identical dividend or distribution (as described above) is also made to the Series B Preferred Stock holders based on the Converted Stock Amount; provided that, the foregoing shall not apply to any dividend or distribution payable in shares of Common Stock that results in an adjustment in the Converted Stock Amount pursuant to Section 1(b), and provided further that, if any dividend or distribution is payable in rights or warrants to subscribe for Common Stock or purchase Common Stock pursuant to a conversion feature in a debt or equity security or otherwise shall be declared on the Common Stock, the corresponding dividend or distribution payable on the Series B Preferred Stock shall consist of an identical right or warrant except that it shall be to acquire Series B Preferred Stock or Preferred Stock identical to the Series B Preferred Stock with a Converted Stock Amount equal to the number of shares of Common Stock that would then be subject to such right or warrant. Each declared dividend or distribution shall be payable to holders of record as provided in the Corporation’s Bylaws on the same record date for the payment of the corresponding dividends and distributions to the holders of the Common Stock.

(b) Dividend Rate. The Series B Preferred Stock shall have no set dividend rate.

(c) Priority as to Dividends. The Series B Preferred Stock shall rank junior, with regard to dividends, to the Series A Preferred Stock and any other series of Preferred Stock that is issued by the Corporation from time to time unless so designated in such series of Preferred Stock. The Series B Preferred Stock shall have the same priority, with regard to dividends, as the Common Stock as set forth herein.

Section 3. Voting and Consent Rights.

(a) General Voting Rights. Except as from time to time required by applicable law, the Series B Preferred Stock shall have no voting rights.

(b) Consent Rights on Extraordinary Matters. Notwithstanding paragraph (a) of this Section 3, and in addition to any other vote required by law, the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of these Articles of Amendment and the Corporation’s Articles of Incorporation that significantly and adversely affects the rights, preferences or privileges of the Series B Preferred Stock.

Section 4. Reorganization Events. (a) In the event of: (i) any consolidation or merger of the Corporation with or into another person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another person; (ii) any sale, transfer, lease or conveyance to another person of all or substantially all of the property and assets of the Corporation, or its principal subsidiary bank, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another person; (iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or (iv) any statutory exchange of the outstanding shares of the Common Stock for securities of another person (other than in connection with a merger or acquisition) (any such event specified in this Section 4(a), a “Reorganization Event” ), each share of the Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of the Converted Stock Amount into which the share of the Series B Preferred Stock would then be convertible (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, holders of the Series B Preferred Stock shall have the same election privileges and rights as the holders of the Common Stock.

(c) In the event that the Exchange Property consists of “voting securities for bank regulatory purposes, the holder of Series B Preferred Stock may elect, to receive in lieu of such voting securities a non-“voting security” equivalent.

(d) Notwithstanding anything to the contrary in this Section 4 or otherwise in these Articles of Amendment, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change (as defined herein) unless such agreement entitles holders of the Series B Preferred Stock to receive, on an as-if converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of the Common Stock that was not the counterparty to such transaction or an affiliate of such other party.

“Fundamental Change” means the occurrence of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation to any person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property.

Section 5. Conversion. (a) Effective immediately after the time (the “Mandatory Conversion Time”) of the consummation of the transfer by a holder of Series B Preferred Stock to third parties in a Widely Dispersed Offering (as defined below), the shares of Series B Preferred Stock so transferred shall automatically convert into shares of Common Stock as set forth below (the time of such conversion, the “Conversion Time”). The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be the Converted Stock Amount, provided that cash will be paid in lieu of fractional shares in accordance with Section 10 hereof.

“Widely Dispersed Offering” means (i) a widespread public distribution, including pursuant to Rule 144 under the Securities Act of 1933, as amended, (ii) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of shares of any class of capital stock that is then entitled to vote generally in the election of directors of the Corporation (“Voting Securities”) or (iii) a transfer to a transferee that would control more than 50% of the Voting Securities of the Corporation without any transfer from the transferor.

(b) Notwithstanding anything herein to the contrary, in no event shall a transferee of a Widely Dispersed Offering be entitled to receive shares of Common Stock upon any conversion of Series B Preferred Stock pursuant to this Section 5 or Section 4 to the extent (but only to the extent) that at such time the transferee holder does not have any required Regulatory Approvals (as defined below). If any delivery of shares of Common Stock owed to a transferee upon conversion of Series B Preferred Stock is not made, in whole or in part, as a result of the foregoing limitations, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall, at the option of the transferee holder, deliver such shares as promptly as practicable after such converting holder gives notice to the Corporation that the requirements of this Section 5(b) are met.

“Regulatory Approvals” means, as to any holder, to the extent applicable and required to permit such holder to convert such holder’s shares of Series B Preferred Stock into Common Stock and to own such Common Stock without such holder being in violation of applicable law, rule or regulation, receipt or making of approvals and authorizations of, filings and registrations with, notifications to, or determinations by any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(c) If after a Reorganization Event, none of the Exchange Property consists of Voting Securities, the Series B Preferred Stock shall become immediately convertible by the holder without limitation (the “Non-Voting Securities Trigger”).

Section 6. Conversion Procedures. (a) Each holder shall promptly provide written notice to the Corporation of its intent to transfer its Series B Preferred Stock in a Widely Dispersed Offering and, if a Regulatory Approval is required by the transferee, promptly upon receipt of such required Regulatory Approval applicable to the transferee, such transferee shall provide written notice to the Corporation of such receipt. Upon occurrence of the Mandatory Conversion Time with respect to shares of any holder, the Corporation shall provide notice of such conversion to such holder (such notice, a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such holder shall state, as appropriate:

(i) the Mandatory Conversion Time applicable to such holder;

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such holder and subject to such mandatory conversion; and

(iii) the place or places where certificates for shares of Series B Preferred Stock held of record by such holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b) In the event that such holder fails to surrender the required certificates for shares of Series B Preferred Stock held of record by such holder within 30 days after delivery of the Notice of Mandatory Conversion, the Corporation shall, by written notice to such holder, indicate which shares have been converted pursuant to Section 5.

(c) Effective immediately prior to the Conversion Time with respect to any share of Series B Preferred Stock, dividends shall no longer be declared on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the holder to receive any payments to which such holder is otherwise entitled pursuant to Section 2, Section 4, Section 5 or Section 10 hereof, as applicable.

(d) Prior to the Conversion Time with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Series B Preferred Stock shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock.

(e) Shares of Series B Preferred Stock duly converted in accordance with Section 5 of these Articles of Amendment will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may, from time to time, take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock; provided, however, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series B Preferred Stock below the sum of the number of shares of Series B Preferred Stock then outstanding.

(f) The person or persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the applicable Conversion Time with respect thereto. In the event that a holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on the records of the Corporation.

(g) At the Mandatory Conversion Time with respect to any share of Series B Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the holder thereof or such holder’s designee upon presentation and surrender of the certificate evidencing the Series B Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

(h) After the occurrence of a Non-Voting Securities Trigger, the conversion procedures set forth herein shall apply mutatis mutandis, disregarding any relevant regulatory requirements or restrictions.

Section 7. Liquidation Rights; Priority. (a) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders shall be entitled to receive, out of the assets of the Corporation and after any payment required to be made to any holders of the Series A Preferred Stock and any other series of Preferred Stock that is issued by the Corporation from time to time unless so designated in such series of Preferred Stock, whether such assets are capital or surplus and whether or not any dividends or distributions as such are declared, (i) $0.01 per share, (ii) the amount that a holder of shares of Common Stock would be entitled to receive based on the Converted Stock Amount immediately prior to such liquidation, dissolution or winding-up, assuming such shares of Common Stock were outstanding, and (iii) an amount equal to all declared and unpaid dividends for prior dividend periods, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of stock or series thereof ranking junior to the Series B Preferred Stock with respect to the distribution of assets. After payment of the full amount of the liquidation preference, the holders shall not be entitled to any further participation.

(b) Neither the merger nor consolidation of the Corporation into or with any other Corporation, nor the merger or consolidation of any other Corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section 7.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 30 days prior to the payment date stated therein, to the holders at their respective addresses as the same shall appear on the books of the Corporation.

(d) If the amounts available for distribution with respect to the Series B Preferred Stock and all outstanding stock of the Corporation ranking on a parity with the Series B Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding shares of the Series B Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Stock may include accumulated dividends) to which they are entitled.

Section 8. Maturity. The Series B Preferred Stock shall be perpetual.

Section 9. Redemption. (a) The Series B Preferred Stock shall not be redeemable at the option of the holder or the Corporation.

(b) The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

Section10. Fractional Shares. (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 5 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price (defined below) of the Common Stock determined as of the second Trading Day (defined below) immediately preceding the Mandatory Conversion Time.

“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Capital Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ Capital Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of these Articles of Amendment, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Capital Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Capital

Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Capital Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Capital Market shall govern. If a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common stock, the “Closing Price” shall be based on the closing sale price per share of such common stock; (2) the Exchange Property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the closing sale price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors, acting in good faith, from time to time) of any other securities or property paid to the holders of the Common Stock in connection with the Reorganization Event.

“Trading Day” means a day on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(c) If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

Section 11. Reservation of Common Stock. (a) The Corporation shall at all times thereafter reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in these Articles of Amendment, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding.

(b) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the holders).

(c) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

Section 12. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 13. Miscellaneous. (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three business days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles of Amendment) with postage prepaid, addressed: (i) if to the Corporation, to its office at 1226 Eastchester Drive, High Point, NC 27262, Attn: W. Swope Montgomery, Jr., Facsimile: (336) 889-8996, with a copy to the Corporation’s legal counsel at 271 17th Street, Suite 2400, Atlanta, Georgia 30363, Attn: Steven S. Dunlevie, Facsimile: (404) 870-4828, or (ii) if to any holder, to such holder at the address of such holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

(b)The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.